Exhibit 99.1

To: All SWKS

From: Dave Aldrich

Date: October 5, 2015

Subject: Skyworks to Acquire PMC-Sierra

Dear Fellow Skyworks Associates,

I am very excited to announce that today we entered into a definitive agreement to acquire PMC-Sierra, a leader in mixed-signal semiconductor solutions supporting networking and storage applications, for approximately $2 billion in cash.

This highly strategic acquisition perfectly aligns with our stated goal of diversifying into markets that complement our Mobile and Connectivity presence while producing best-in-class economic returns.  At a higher level, our vision has been to deliver market leading solutions connecting everyone and everything all the time.  We have a clear path to leadership in mobile connectivity and broad analog markets, but lack a definitive way to service the next big thing — Access to the Cloud! PMC solves this problem.

With PMC, we solidify our position as a highly diversified analog, RF and mixed signal semiconductor leader by significantly enhancing our product portfolio, customer base and end market applications.  Further, we substantially expand our serviceable market within some of the fastest growing segments in technology including cloud and hyperscale storage as well as optical networking.

Specifically, we plan to leverage PMC’s innovative storage systems, flash controllers, optical switches and network infrastructure solutions to expand our engagements with some of the world’s leading OEMs as well as cloud innovators including the likes of Google, Amazon, Facebook, HP, IBM and Lenovo.  We will be uniquely positioned to capitalize on the explosive demand for high performance solutions that seamlessly connect, transport and store Big Data.

Following the completion of the acquisition, which is expected to close in the first half of calendar 2016, we plan to have annual revenues of more than $4 billion with gross margin in the 55 percent range and operating margin exceeding 40 percent.

Looking ahead, we now must focus our efforts on ensuring a successful integration, while at the same time continuing to meet all of our customer commitments.

Finally, I ask that you please join me in extending a warm welcome to the PMC team — all 1,200 strong — as we create an end-to-end connectivity, internet of things and cloud storage market leader.

Warmest Regards,

Dave

Important Additional Information Will Be Filed with the SEC

PMC plans to file with the SEC and mail to its stockholders a proxy statement in connection with the transaction.  Additionally, PMC will file other relevant materials with the SEC in connection with the transaction.  The proxy statement and other relevant materials will contain important information about Skyworks, PMC, the transaction and related matters.  Investors and security holders are urged to read the proxy statement and the other relevant materials carefully when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Investors and security holders will be able to obtain free copies of the proxy statement and relevant other documents filed with the SEC by Skyworks and PMC through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the proxy statement and the other relevant documents filed with the SEC by PMC from PMC by contacting Joel Achramowicz at (408) 239-8630.

Skyworks and PMC, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information regarding Skyworks’ directors and executive officers is contained in Skyworks’ Form 10-K for the year ended October 3, 2014 and its proxy statement dated April 8, 2015.  Information regarding PMC’s directors and executive officers is contained in PMC’s Form 10-K for the year ended December 27, 2014 and its proxy statement dated March 20, 2015, which are filed with the SEC.  Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Safe Harbor Statement

Certain statements made herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include without limitation information regarding the proposed transaction between Skyworks and PMC, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Skyworks or PMC managements’ future expectations, beliefs, goals, plans or prospects.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.

These risks, uncertainties and other important factors include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that could be instituted against PMC or its directors or Skyworks related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure of Skyworks to obtain the necessary financing arrangements set forth in the debt commitment letter delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC, including, but not limited to, those detailed in Skyworks’ Annual Report on Form 10-K for the year ended October 3, 2014 and its most recent quarterly report filed with the SEC and in PMC’s Annual Report on Form 10-K for the year ended December 27, 2014 and its most recent quarterly report filed with the SEC.  The forward-looking statements contained herein are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.